Exhibit 5.2
October 27, 2010
Regency Energy Partners LP
2001 Bryan Street, Suite 3700
Dallas, TX 75201
Ladies and Gentlemen:
     We have acted as counsel to Gulf States Transmission Corporation, a Louisiana corporation (“Gulf States”), and a Guarantor under the Underwriting Agreement, dated October 13, 2010 (the “Underwriting Agreement”), by and among Regency Energy Partners LP (the “Partnership”), Regency Energy Finance Corp. (“Finance Corp.” and together with the Partnership, the “Issuers”), the Guarantors named therein and the Underwriters named therein, pursuant to which the Underwriters have agreed to purchase from the Issuers $600,000,000 aggregate principal amount of the Issuers’ 6 7/8% Senior Notes due 2018 (the “Notes”), on the terms set forth in Section 2 of the Underwriting Agreement. Any capitalized term used in this opinion and not defined shall have the meaning assigned to such term in the Underwriting Agreement.
     In connection with the opinions expressed below, we have examined the following:
     (a) a copy of the Articles of Incorporation of Gulf States, dated March 20, 1989, certified on October 22, 2010 by the Secretary of State of the State of Louisiana;
     (b) a copy of the Unanimous Written Consent of the Board of Directors of Gulf States, dated as of October 13, 2010, certified as of a recent date by the Secretary of Gulf States;
     (c) the Underwriting Agreement dated October 13, 2010;
     (d) the Indenture dated as of October 27, 2010 (the “Base Indenture”), among the Issuers, the Guarantors and the Trustee;
     (e) the First Supplemental Indenture dated as of October 27, 2010 (the “Supplemental Indenture”), among the Issuers, the Guarantors and the Trustee (the Base Indenture as supplemented by the Supplemental Indenture is referred to as the “Indenture”);

Regency Energy Partners LP
October 27, 2010

     (f) the Notation of Guarantee dated October 27, 2010, signed by Gulf States to evidence its Note Guarantee (as required by the terms of, and as defined in, the Indenture and First Supplemental Indenture);
     (g) the stock ledger of Gulf States;
     (h) such other documents as we have deemed appropriate for purposes of the opinions expressed below.
     Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, when the Notation of Guarantee has been duly executed and delivered by Gulf States in accordance with the terms of the Indenture in the circumstances contemplated by the Underwriting Agreement, the Notation of Guarantee will have been duly authorized by all necessary corporate action of Gulf States.
     In rendering the opinions expressed herein, we have
     (A) relied, with respect to matters of fact, upon the representations of Gulf States contained in the Underwriting Agreement, certificates of officers and employees of Gulf States and upon information obtained from public officials,
     (B) assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine, and
     (C) assumed that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
     Our opinion is limited to the laws of the State of Louisiana. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated October 27, 2010. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Lemle & Kelleher, L.L.P.